Exhibit 4.33

LMA SUSPENSION AGREEMENT

This LMA Suspension Agreement (this “Agreement”), dated as of 22 December, 2021, is made by and among (1) Hoegh LNG Cyprus Limited, a company organized under the laws of Cyprus (“Vessel Owner”), (2) Höegh LNG Chartering, LLC, a company organized under the laws of the Marshall Islands (“Charterer”), (3) Höegh LNG Ltd. a company organized under the laws of Bermuda (“HLNG”) and (4) Höegh LNG Partners LP, a Marshall Islands limited partnership (“HMLP”), with Vessel Owner, Charterer; HLNG and HMLP being sometimes individually referred to as a “Party”, and collectively as the “Parties”.

RECITALS

HLNG and HMLP (amongst others) entered into an Option Agreement dated 1 October 2015 (“Option Agreement”) for the option of HMLP to require the re-chartering of the vessel named “Höegh Gallant”, with IMO no. 9653678 (the “Vessel”) subject to certain conditions (including preservation of 90% of the hire rate at which the Vessel was originally chartered) (the “Option”). HLNG is content that HMLP subsequently exercised the Option.

Following HMLP’s exercise of the Option, and pursuant to a Lease and Maintenance Agreement dated April 30, 2020 (the “Original LMA”), Vessel Owner has chartered the Vessel to Charterer on the terms and subject to the conditions set out in the Original LMA.

Pursuant to a Höegh LNG Performance Guarantee dated April 30, 2020 (the “Performance Guarantee”), HLNG has guaranteed the performance of Charterer under the LMA.

The Vessel  will be deployed as an FSRU under charter to NFE International Shipping LLC (“NFE”) pursuant to the terms of a Charter Agreement dated 23 September 2021 and as amended by Amendment no. 1 dated 24 November 2021 (the “NFE Charter”) entered into initially between Höegh LNG Partners LP and NFE International Shipping LLC as charterer and to be novated to the Vessel Owner, and through an affiliate (“HLNG Jamaica Contractor”) provide operational services in respect of the Vessel to NFE South Holdings Limited (“NFE SH”) pursuant to an FSRU Operation Services Agreement dated 23 September 2021 (the “NFE OSA”) (both documents being, together, the “NFE Agreements”) .

The Charterer has entered into a LNGC time charter party dated 24 November 2021 (“LNGC Interim Charter”) in respect of the Vessel pursuant to which NFE will charter the vessel in LNGC mode for the period from 26 November 2021 until the NFE Delivery Date (as defined below) (the “LNGC Interim Period”).

As of the HLNG Delivery Date (as defined below) the Vessel Owner and the Charterer has agreed to suspend the LMA on the terms set out in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1Definitions Defined terms used but not defined herein shall have the meanings set forth in the LMA.  The following terms when capitalized in this Agreement shall have the meanings set forth in this Section 1.1.

“Actual Arrival Date” shall have the meaning set forth in the NFE Charter.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Charterer” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Commissioning LDs” shall have the meaning set forth in the NFE Charter.

“HLNG” shall have the meaning set forth in the introductory paragraph of this Agreement.

“HLNG Delivery Date” has the meaning set forth in Section 2.2(a)

“HLNG Jamaica Contractor” shall have the meaning set forth in the Recitals to this Agreement.

“HMLP” shall have the meaning set forth in the introductory paragraph of this Agreement.

LMA” shall have the meaning set forth in the Recitals to this Agreement.

“LMA Hire” in respect of a calendar month shall mean the daily Hire (as that term is defined in Section 10.1(a) of the LMA) multiplied by the number of days in such calendar month.

“LMA Termination Date” has the meaning set forth in Section 2.1.

“LNGC Interim Charter” has the meaning set forth in the Recitals to this Agreement.

“LNGC Interim Period” has the meanings set forth in the Recitals to this Agreement.

“NFE” shall have the meaning set forth in the Recitals to this Agreement.

“NFE Agreements” shall have the meaning set forth in the Recitals to this Agreement.

“NFE Charter” shall have the meaning set forth in the Recitals to this Agreement.

“NFE Delivery Date” has the meaning set forth in the NFE Charter.

“NFE OSA” shall have the meaning set forth in the Recitals to this Agreement.

“NFE Past-Due Amount” has the meaning set forth in Section 2.5 .

“NFE SH” shall have the meaning set forth in the Recitals to this Agreement

“Off-Hire” shall have the meaning set forth in the NFE Charter.

“Option” shall have the meaning set forth in the Recitals to this Agreement.

“Option Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Parties” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Performance Guarantee” shall have the meaning set forth in the Recitals to this Agreement.

“Redelivery Date” has the meaning set forth in Section 2.4(a).

“Required Performance Levels” shall have the meaning set forth in the NFE Charter.

“Suspension Period” shall have the meaning set forth in Section 2.1.

“Terminal” shall have the meaning set forth in the NFE Charter.

“Vessel” shall have the meaning set forth in the Recitals to this Agreement.

“Vessel Owner” shall have the meaning set forth in the Recitals to this Agreement.

ARTICLE II

SUSPENSION OF LMA; DELIVERY AND REDELIVERY OF VESSEL

Section 2.1Suspension of LMA(a)During the period commencing on the HLNG Delivery Date and ending on the Redelivery Date (the “Suspension Period”), the respective rights and obligations of Vessel Owner and Charterer under the LMA shall be suspended and: (i) Vessel Owner shall have possession and use of the Vessel for purposes of chartering the Vessel  to NFE pursuant to the terms of the NFE Agreements; and (ii) neither Vessel Owner nor Charterer shall have any obligation to perform their respective obligations under the LMA, including, without limitation, the obligation of Charterer to pay the LMA Hire from and after the HLNG Delivery Date.  Provided that the Redelivery Date occurs prior to the date on which the LMA would terminate in accordance with its terms (the “LMA Termination Date”), the terms and conditions of the LMA shall be reinstated upon the occurrence of the Redelivery Date, and: (i) Charterer shall have possession and use of the Vessel pursuant to the terms of the LMA; and (ii) Vessel Owner  and Charterer shall as soon as reasonably practicable again be required to perform their obligations under the LMA, including the obligation of Charterer to pay the LMA Hire, from and after the Redelivery Date. In the event that the NFE Agreements terminate for NFE and/or NFE SH’s default or due to termination of the Gas-Offtake Agreements (as defined in the NFE Charter), any termination payments made by NFE under the NFE Charter to Vessel Owner shall be paid in full by Vessel Owner to HLNG.

(b)

Vessel Owner shall, during the Suspension Period, continue, at its cost and expense, to provide and maintain the insurance required under the LMA as well as any additional insurance required by the terms of the NFE Agreements (save that such additional insurance shall be at the cost of and expense of Charterer).

(c)

If the Redelivery Date does not occur prior to the LMA Termination Date, this Agreement shall terminate on the LMA Termination Date and the Parties shall have no further obligation hereunder, except for any unfulfilled obligations that may have arisen prior to the LMA Termination Date.

Section 2.2Delivery of Vessel(a) Charterer shall deliver possession and use of the Vessel to the Vessel Owner at the Terminal on the Actual Arrival Date with its tanks in the condition required by the NFE Agreements.  Vessel Owner shall provide Charterer with 15 days prior written notice of the NFE Delivery Date and the condition of the Vessel’s tanks required at delivery (the date on which possession and use of the Vessel is delivered to Vessel Owner being the “HLNG Delivery Date”).

(b)

Any Commissioning LDs or any other amounts payable by Vessel Owner to NFE pursuant to Section 23.5(a) of the NFE Charter in respect of the commissioning of the Vessel under the NFE Charter or the failure of the Vessel to meet the Required Performance Levels, which in each case are attributable to the acts or omissions of Vessel Owner shall be solely for the account of Vessel Owner.

Section 2.3Bunkers and LNG and natural gas vapours

Vessel Owner shall purchase at Vessel Owner’s cost all bunkers and LNG and natural gas vapours on board the Vessel, and Charterer shall transfer and Vessel Owner shall pay for the same, upon delivery of the Vessel to Vessel Owner, at a price equal to what Vessel Owner paid to Trafigura Maritime Logistics Pte. Ltd.

Section 2.4Redelivery of Vessel

(a)

Vessel Owner shall redeliver possession and use of the Vessel to Charterer at the pilot boarding station outbound from the Terminal on the last day on the date on which the Vessel is redelivered to Vessel Owner under the NFE Charter (the date on which the Vessel is redelivered to Charterer being the “Redelivery Date”).  Vessel Owner shall, where reasonably practicable and possible given the terms of the NFE Charter, give Charterer 90, 60, 30, 15, 10, 5, 4, 3, 2 and 1 days’ prior approximate written notice of the Redelivery Date.  Subject to Vessel Owner’s rights under the NFE Charter, Vessel Owner shall use its reasonable endeavours to redeliver the Vessel with tanks under LNG vapours or heel of up to 10,000 cubic metres, as requested by Charterer no later than 15 days prior to the Redelivery Date.

(b)	Charterer shall purchase at Vessel Owner’s cost all bunkers and natural gas vapours and LNG on board the Vessel upon delivery of the Vessel to Charterer.

Section 2.5NFE Credit Risk.

If NFE fails to pay when due any amounts payable under the NFE Agreements, and such amounts remain outstanding for a period of 60 days (an “NFE Past-Due Amount”), HLNG, shall upon written request from Vessel Owner remit such unpaid amount to Vessel Owner and thereafter shall be entitled to receive reimbursement of the amount paid if and to the extent that Vessel Owner receives payment of the NFE Past-Due Amount.  Vessel Owner agrees to use its commercially reasonable endeavors to collect from NFE any NFE Past-Due Amount paid by Charterer.

Section 2.6Acknowledgment by Performance Guarantor.

HLNG in its capacity as guarantor under the Performance Guarantee acknowledges and agrees that the Performance Guarantee guarantees, HLNG hereby guarantees, and shall continue to guarantee, Charterer’s obligations under this Agreement with the same effect as if such obligations were set out in the LMA.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 3.1Representations and Warranties Each Party hereby represent and warrant to each other Party that as of the date hereof:

(a)Such Party has been duly formed and is validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted.

(b)Such Party has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by such Party have been duly authorized by all necessary action on the part of each of such Party and this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)The execution, delivery and performance by such Party of this Agreement will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the organizational documents of either of such Party; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which such Party is a party or is subject or by which such Party’s assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a governmental authority, orders of a governmental authority, judicial decisions, decisions of arbitrators or determinations of any governmental authority or court; or (iv) any material provision of any material contract to which such Party is a party or by which the assets of such Party are bound.

ARTICLE IV

MISCELLANEOUS

Section 4.1Headings; References, InterpretationAll Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 4.2Successors and AssignsThis Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 4.3No Third Party RightsThe provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 4.4CounterpartsThis Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.  The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 4.5Governing LawThis Agreement and any contractual obligations, non-contractual obligations or obligations otherwise arising out of or in connection with it shall be exclusively governed by, and construed in accordance with, the laws of the England and Wales.

Section 4.6Dispute ResolutionAny disputes whatsoever arising hereunder whether of a contractual nature, non-contractual nature or otherwise, shall be resolved in the manner set forth in Section 30.2 of the LMA.

Section 4.7SeverabilityIf any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement.  Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

HOEGH LNG CYPRUS LIMITED

By:
Name:	Håvard Furu
Title:	Authorised signatory

HOEGH LNG CHARTERING, LLC.

By:
Name:	Camilla Nyhus-Møller
Title:	Authorised signatory

HÖEGH LNG LTD.

By:
Name:	Camilla Nyhus-Møller
Title:	Authorised signatory

HÖEGH PARTNERS LP

By:
Name:	Håvard Furu
Title:	Authorised signatory